Exhibit 5.1

Webull Corporation 200 Carillon Parkway St. Petersburg, Florida 33716	D	+852 6595 3937 / +852 3656 6073
	E	nicholas.plowman@ogier.com / rachel.huang@ogier.com

Reference: NJP/RYH/505546.00003

16 April 2026

Dear Sirs

Webull Corporation (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments and supplements thereto (the Registration Statement), to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to the registration of up to 5,000,000 class A ordinary shares of a par value of US$0.00001 each (collectively, the ESPP Shares) pursuant to the Company's 2026 employee share purchase plan adopted by the Compensation Committee on 22 December 2025 and effective from 1 January 2026 (the ESPP).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined copies or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 2 September 2019 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the fifth amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 3 December 2024 and effective on 10 April 2025 and filed with the Registrar on 16 April 2025 (the Memorandum and the Articles);

(c)	a certificate of good standing dated 14 April 2026 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the register of directors and officers of the Company filed with the Registrar on 16 June 2025 (the Register);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(e)	a certificate from a director of the Company the date of this opinion as to certain matters of facts (the Director's Certificate);

(f)	the Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 15 April 2026 (the Register of Writs);

(g)	a search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 15 April 2026 (the CORIS Search);

(h)	the charter of the Compensation Committee adopted pursuant to the unanimous written resolutions of the board of directors of the Company passed on 10 April 2025;

(i)	copies of minutes of the regular meeting of the Compensation Committee held on 22 December 2025 (the Committee Minutes) and the written resolutions adopted by the Compensation Committee on 23 January 2026 (the Committee Resolutions, together with the Committee Minutes, the Approvals), approving, among other things, the Company's filing of the Registration Statement, the adoption of the ESPP, and the issuance of the ESPP Shares;

(j)	the ESPP; and

(k)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register, and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(f)	the Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register;

(g)	all copies of the Registration Statement are true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(h)	the Approvals remain in full force and effect and each of the directors of the Company who is a member of the Compensation Committee has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the ESPP and the Registration Statement and no director has a financial interest in or other relationship to a party of the transactions contemplated in the ESPP and/or the Registration Statement which has not been properly disclosed in the Approvals;

(i)	each of the ESPP and the Registration Statement has been duly authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands);

(j)	one of the persons within the category of persons nominated in the Approvals as authorised to execute the ESPP, the Registration Statement and the documents contemplated thereunder on behalf of the Company in fact executed those documents with the intention to bind the Company;

(k)	each of the ESPP and the Registration Statement is legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, with respect to the Company, the laws of the Cayman Islands);

(l)	if an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(m)	the ESPP Shares shall be issued at an issue price at least equal to the par value thereof;

(n)	the capacity, power, authority and legal right of the Company under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the ESPP;

(o)	no moneys paid to or for the account of any party under the ESPP represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively). None of the parties to the ESPP is acting or will act in relation to the transactions contemplated by the ESPP, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by orders of His Majesty in Council;

(p)	the Company has received, or will receive, money or money's worth (the Consideration) in consideration for the issue of the ESPP Shares, and none of the ESPP Shares have, or will be, issued for less than their par value;

(q)	neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets;

(r)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the ESPP nor the exercise by any party to the ESPP of its rights or the performance of its obligations under them contravene those laws or public policies;

(s)	each written agreement, contract, or other instrument or document evidencing an option to be granted, or to effect the issuance of the shares of the Company, under the ESPP (each an ESPP Agreement) (as applicable) will be authorised, duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws upon the issuance of the ESPP Shares;

(t)	each ESPP Agreement will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law;

(u)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the ESPP or the transactions contemplated by the ESPP or restrict the powers and authority of the Company in any way; and

(v)	none of the transactions contemplated by the ESPP relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Valid Issuance of ESPP Shares

(a)	the ESPP Shares to be offered and issued by the Company pursuant to the provisions of the ESPP, having been duly authorised and, when issued by the Company upon:

(i)	payment in full of the Consideration as set out in the provisions of the ESPP and in accordance with the provisions of the ESPP, the then effective memorandum and articles of association of the Company, the Approvals; and

(ii)	the entry of those ESPP Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the ESPP and/or the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (as revised) of the Cayman Islands (the Companies Act), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.4	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.5	In this opinion, the phrase “non-assessable” means, with respect to the ESPP Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the ESPP Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.6	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the issuance of the ESPP Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier